Q1 2025 Letter to Shareholders May 8, 2025 yelp-ir.com Q4 and Full Year 2024 Letter to Shareholder s EXHIBIT 99.2

First Quarter 2025
Financial Highlights

- **Net revenue was $359 million,** up 8% from the first quarter of 2024 and $4 million above the high end of our first quarter outlook range, driven primarily by growth in advertising revenue from Services businesses as we executed against our strategic initiatives.
- **Net income was $24 million, or $0.36 per diluted share**, compared to net income of $14 million, or $0.20 per diluted share, in the first quarter of 2024. Net income margin increased three percentage points from the first quarter of 2024 to 7%.
- **Adjusted EBITDA[1] was $85 million**, an increase of $20 million, or 32%, compared to the first quarter of 2024 and $15 million above the high end of our outlook range. Adjusted EBITDA margin[1] increased four percentage points from the first quarter of 2024 to reach 24%.
- **Cash provided by operating activities was $98 million during the first quarter**, and we ended the quarter with cash, cash equivalents and marketable securities of $324 million.
- **In the first quarter, we repurchased approximately 1.7 million shares** at an aggregate cost of $62.5 million.
- **We continue to believe in the long-term opportunities ahead and our team's ability to capture them.** In 2025, we now expect net revenue will be in the range of $1.465 billion and $1.485 billion and adjusted EBITDA will be in the range of $345 million to $365 million.[2]



Net Revenue
+8%
$333M
$359M
1Q24
1Q25
Net Income
+72%
$14M
$24M
Margin
4%
7%
1Q24
1Q25
Adjusted EBITDA[1]
+32%
$64M
$85M
Margin
19%
24%
1Q24
1Q25
Paying Advertising Locations
-3%
530k
517k
1Q24
1Q25
Services
RR&O
Ad Clicks, y/y
-3%
1Q24
1Q25
Average CPC, y/y
+9%
1Q24
1Q25

Note: Amounts reported in this letter, including margins, are rounded. The year-over-year percentage changes are calculated based on reported financial statements and metrics and, accordingly, may not recalculate using the rounded amounts presented.

[1] Refer to the accompanying financial tables for further details and a reconciliation of the "non-GAAP measures" presented to the most directly comparable measures prepared under generally accepted accounting principles in the United States ("GAAP").

[2] Yelp has not reconciled its Adjusted EBITDA outlook to Net income (loss) under GAAP because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

2 / 23
Yelp Q1 2025

Ye lp Q 1 20 25 3 23 Dear fellow shareholders, In the first quarter, Yelp delivered 8% year-over-year revenue growth and strong profitability, expanding net income margin by three percentage points and adjusted EBITDA margin by four percentage points from the prior-year period. While challenges in the operating environment for Restaurants, Retail & Other (“RR&O”) categories persisted, Services drove our business performance with double-digit year-over-year revenue growth for the 16th consecutive quarter. Our product-led strategy continued to strengthen our business and we recently rolled out 15 new features and updates. We believe that we are well positioned to drive growth in Services while leveraging our trusted content and artificial intelligence (“AI”) to transform the way consumers connect with great local businesses across categories. We are excited about the opportunities ahead and remain committed to delivering value to shareholders over the long term. +2 ppt 3% 4% 2Q22 2Q23 Net Income Margin 1Q24 1Q25 Net Income Margin 7%4% Adjusted EBITDA Margin 24%19% +8% We delivered strong quarterly net revenue while expanding margins Net Revenue

Ye lp Q 1 20 25 4 23 Q1 Results First quarter net revenue increased by 8% year over year to $359 million, $4 million above the high end of our outlook range. Net income increased by 72% year over year to $24 million, representing a 7% net income margin. Adjusted EBITDA increased by 32% year over year to $85 million, $15 million above the high end of our outlook range and representing a 24% adjusted EBITDA margin. Underlying our top line results, advertising revenue from Services businesses increased 14% year over year to a quarterly record of $232 million, driven by robust advertiser demand due to growth in paying advertising locations and reflecting increased average revenue per location.¹ Services revenue growth accelerated from the fourth quarter, driven by the inclusion of RepairPal revenue. At the same time, RR&O revenue decreased by 3% year over year, reflecting lower advertiser demand due to continued challenges in the operating environment for businesses in these categories and, to a lesser extent, competitive pressures from food ordering and delivery providers. The decline in RR&O advertiser demand was driven by a decrease in paying advertising locations; however, the locations that turned off their advertising were generally lower-spend advertisers, which helped mitigate the overall impact on revenue. Total paying advertising locations decreased by 3% year over year as the decrease in RR&O categories offset growth in Services, while average revenue per location increased substantially. Ad clicks decreased by 3% year over year, primarily driven by macro pressures in RR&O categories and, to a lesser extent, reduced spend on paid search in the current-year period. Despite this, strong advertiser demand in Services categories led to a 9% year-over-year increase in average cost-per-click (“CPC”). 1 Services advertising revenue divided by Services paying advertising locations. Services was consistently strong Services Advertising Revenue Services maintained double-digit year-over-year growth Services Revenue +14% $203M 1Q24 2Q24 3Q24 4Q24 1Q25 $232M$223M $228M $225M Continued challenges in RR&O RR&O Revenue -3% $114M 1Q24 2Q24 3Q24 4Q24 1Q25 $110M $118M $116M $121M

Ye lp Q 1 20 25 5 23 Initiatives to drive long-term, profitable growth In 2025, we are investing across three strategic initiatives aimed at driving profitable growth through product innovation. Underlying each investment area, we plan to accelerate our strategy with AI, which we believe we are well positioned to leverage based on our high-quality, trusted content. Lead in Services This year, we are continuing to deepen our focus on Services. We plan to continue our product momentum in Home Services while expanding our roadmap to include creating a best-in-class experience across additional Services categories. In the first quarter, Services revenue increased by 14% year over year, driven by growth in both the Home Services category and the Auto Services category, which now includes revenue generated from RepairPal. Consumer demand for Services categories was strong: Request-a-Quote projects increased by approximately 10% year over year, even as our spend on acquiring projects through paid search was significantly lower than in the prior-year period. In fact, excluding projects acquired through our paid search initiative, Request-a-Quote projects increased more than 15% year over year. The year-over-year increase in Request-A-Quote projects was primarily driven by improvements to the flow and our AI chatbot, Yelp Assistant, which we launched in the second quarter of 2024. Yelp Assistant gained further momentum in the quarter, with project submissions through this tool increasing by approximately 135% from the fourth quarter. To further reduce friction across the hiring experience, we enhanced Yelp Assistant by incorporating AI-powered photo recognition, which evaluates photos uploaded by consumers to help identify and better understand their project needs. We also launched response quality badges on iOS to spotlight service pros who consistently provide helpful, informative replies to project requests. These badges, which appear on a business’s Yelp page and in the search results, leverage large language models (“LLMs”) to evaluate response quality based on a variety of factors, including whether the business owner provides a quote or availability. Depictions of Yelp's features are provided for illustrative purposes only and may differ from the actual product. Yelp Assistant now incorporates AI-powered photo recognition Response quality badges spotlight service pros with helpful replies

Ye lp Q 1 20 25 6 23 We are also increasing our focus on multi-location Services businesses this year and saw early signs of traction in the first quarter, with multi-location Services revenue growth accelerating from the fourth quarter. To simplify lead management for these customers, we launched our Leads API last year and are working to make it available across customer relationship management (“CRM”) platforms. For example, we recently integrated our Leads API with workflow automation platform Zapier. This integration directly connects Yelp to over 800 CRM platforms and lead management tools by automatically syncing and managing Yelp leads² within Zapier’s customers’ existing workflows. Yelp’s new Zapier integration has been a major improvement for SecureSpace [a nationwide self-storage brand owned by InSite]. It has significantly streamlined our lead management process, allowing our team to respond to potential customers more efficiently while reducing the internal coordination typically required for lead follow-up. We highly recommend this integration to any business looking to enhance their Request-a-Quote workflow. - Christian Espinal, Marketing Director, InSite 2 Leads include phone calls, requests and website clicks.

Ye lp Q 1 20 25 7 23 Drive advertiser value Our investments in business-focused products and advertising technologies have helped us attract and retain new customers. We continue to see significant opportunities to further optimize advertisers’ budgets by prioritizing the most relevant ad content for consumers searching for local businesses. During the first quarter, our product and engineering teams introduced several improvements to our matching algorithms and experimented with new themed ad formats. While ad clicks declined by 3% year over year, primarily due to macro pressures in the RR&O categories and, to a lesser extent, reduced spend on paid search in the current year period, advertiser demand in Services remained strong, contributing to a 9% year-over-year increase in average CPC. With each ad click, we strive to deliver a valuable lead to our advertisers. While our Request-a-Quote product has driven tens of millions of projects to service pros, our research has found consumer phone calls remain a critical lead source, yet many go unanswered. To help address this gap and deliver value to our customers, we recently announced two upcoming AI-powered call answering services — one for service pros and another for restaurants — to help business owners stay connected when they’re busy or unavailable. Both call answering services are designed to manage incoming calls, like booking reservations and collecting project details, while filtering spam and capturing leads or messages in real time. We continued to improve the business owner experience across channels in the first quarter. This included providing budget recommendations, billing optimizations and competitive insights in the business owner dashboard. These improvements, coupled with investments in performance marketing, drove record quarterly customer acquisitions through our efficient Self-serve channel in the first quarter. Off Yelp, we are continuing to expand local advertiser reach through a variety of partnerships, including by leveraging on-Yelp search intent to surface relevant Yelp ads to users on other platforms, like Facebook. Percentage Change in Ad Clicks and Average CPC, y/y Ad Clicks 8% 1Q24 2Q24 4Q24 1Q25 -3% 9% 2% 5% 3% Average CPC -1% 1Q24 2Q24 3Q24 4Q24 1Q25 -1% 9% 3Q24 0% AI-powered call answering services to help business owners stay connected

Ye lp Q 1 20 25 8 23 Transform the consumer experience Yelp’s high-quality, trusted content has made it a leading resource for consumers to search for and discover great local businesses. To strengthen our position, we are investing in a portfolio of product initiatives that we believe will make Yelp even more engaging and useful to consumers. In the first quarter, we made a number of user experience improvements to our desktop and mobile web sites that together led to an incremental increase in business page views after rollout. At the same time, interface optimizations to our iOS business pages led to an increase in connections, such as project submissions, between consumers and businesses following implementation. Our teams also began experimenting with expanding AI-powered business summaries to millions of additional businesses. This included leveraging LLMs to generate helpful descriptions of businesses that don’t have enough reviews to inform a summary by parsing their websites and other unique details from their Yelp pages. We are also working to create an even more visual experience on Yelp by incorporating additional video carousels throughout search and business pages. We continue to believe that we are well positioned to integrate AI throughout the Yelp experience as we apply LLMs across text, image and voice. Our product and engineering teams have continued to make progress working to bring our AI chatbot, Yelp Assistant, to other categories and entry points — like Restaurants and our Android app — and we anticipate rolling it out further later this year. Expanding AI-powered business summaries

Ye lp Q 1 20 25 AI-powered call answering services will help business owners stay connected Yelp Assistant soon to expand across categories & entry points Product innovation highlights Our integration with workflow automation platform Zapier directly connects Yelp to over 800 CRM platforms Response quality badges leverage LLMs to evaluate response quality, highlighting consistently helpful service pros Yelp Assistant utilizes AI-powered photo recognition to better identify and understand a consumer's project needs Interface optimizations to iOS business pages drove more connections between consumers and businesses Our teams experimented with expanded AI-powered business summaries that would include millions of additional businesses 9 23

Ye lp Q 1 20 25 10 23 Delivering profitable growth Our first quarter results demonstrate our commitment to delivering profitable growth, with a net income margin of 7% and an adjusted EBITDA margin of 24%. We achieved these results through disciplined expense management and by holding headcount approximately flat year over year, excluding the RepairPal team that we acquired in November 2024. Stock-based compensation (“SBC”) as a percentage of revenue decreased by two percentage points year over year to 10% in the first quarter. We expect the combined impact of our efforts to reduce SBC and continued share repurchases to stack over time and benefit GAAP profitability in the years to come, particularly earnings per share, which was $0.36 on a diluted basis in the first quarter, an increase of 85% year over year. We remain committed to delivering value to shareholders and plan to hold headcount approximately flat in 2025. We also continue to expect that SBC will be less than 8% of revenue by the end of the year and less than 6% of revenue by the end of 2027. Total Repurchase Authorization Authorization Date Prudent Capital Allocation $2.0B Completed as of Dec. 31, 2024 Remaining Authorization $200M $250M $250M $250M $250M $250M Nov ‘22Jul ‘17 Nov ‘18 Feb ‘19 Jan ‘20 Aug ‘21 Feb ‘24 $500M 4Q25E 4Q27E Committed to reducing SBC as a percentage of revenue Stock-based Compensation Expense, % of Revenue 11% ~9% < 8% 2024 2025E < 6% Increasing adjusted EBITDA quality Adjusted EBITDA Margin 1Q24 1Q25 Stock-based compensation 24% 19%

Ye lp Q 1 20 25 11 23 Prudent capital allocation Our capital allocation strategy consists of three main elements: 1) maintaining a healthy cash balance to fund our operations; 2) retaining balance sheet capacity for potential acquisitions to accelerate our strategy; and 3) returning excess capital to shareholders through share repurchases. In the first quarter, we repurchased $62.5 million worth of shares at an average purchase price of $37.01 per share. As of March 31, 2025, we had $268 million remaining under our existing repurchase authorization. We plan to continue repurchasing shares for the remainder of the year, subject to market and economic conditions. In summary, Yelp’s first quarter results demonstrate the profitability of our broad-based local ad platform. Despite heightened macro uncertainties, our focus on Services has consistently driven performance and we remain excited by the significant opportunities to drive profitable growth and shareholder value in 2025 and over the long term. Sincerely, Total Repurchase Authorization Authorization Date Prudent Capital Allocation $2.0B Completed as of June 30, 2024 Remaining Authorization $200M $250M $250M $250M $250M $250M Nov ‘22Jul ‘17 Nov ‘18 Feb ‘19 Jan ‘20 Aug ‘21 Feb ‘24 $500M Jeremy Stoppelman David Schwarzbach Total Repurchase Authorization Jul ‘17 - Aug ’21 Nov ‘22 Feb ‘24 $2.0B$500M $250M $1.2B Prudent Capital Allocation Authorization Date Completed as of March 31, 2025 Remaining Authorization

First Quarter 2025
Financial Review

Revenue

Net revenue was $359 million in the first quarter of 2025, an 8% increase from the first quarter of 2024. Net revenue was $4 million above the high end of our first quarter outlook range.



Net Revenue
+8%
$333M
$359M
1Q24
1Q25

Advertising revenue was $342 million in the first quarter of 2025, up 8% from the first quarter of 2024, primarily due to an increase in revenue from Yelp ad products and, to a lesser extent, the addition of revenue from the RepairPal Network. The increase in revenue from Yelp ad products was primarily due to the year-over-year increase in average CPC, partially offset by the year-over-year decrease in ad clicks.

Other revenue was $17 million in the first quarter of 2025, up 9% from the first quarter of 2024. The increase was primarily driven by higher revenue from the continued growth of our Yelp Guest Manager, Yelp Fusion Insights and Yelp Fusion programs. These increases were partially offset by a lower volume of food takeout and delivery orders compared to the prior-year period.

Net Revenue by Product (In thousands; unaudited)

	Three Months Ended March 31,	
	2025	2024
Net revenue by product:		
Advertising revenue by category:		
Services	$ 231,576	$ 203,288
Restaurants, Retail & Other	110,425	114,350
Advertising	342,001	317,638
Other	16,533	15,114
Total net revenue	**$ 358,534**	**$ 332,752**

12
23
Yelp Q1 2025

Operating expenses, net income & adjusted EBITDA

Cost of revenue (exclusive of depreciation and amortization) was $35 million in the first quarter of 2025, up 27% from the first quarter of 2024. The increase was primarily driven by higher advertising fulfillment costs, largely attributable to the expansion of Yelp Audiences and expanded efforts to syndicate advertising budgets on third-party sites. There were also higher website infrastructure expenses resulting from investments in maintaining and improving our infrastructure as well as an increase in partner revenue shares due to our acquisition of RepairPal.


COR % of Revenue
8%
10%
1Q24
1Q25

Sales and marketing expenses were $146 million in the first quarter of 2025, down 1% from the first quarter of 2024. The decrease was primarily driven by lower marketing spend due to decreased investments in acquiring Services projects through paid search, partially offset by an increase in costs for business owner marketing. The decrease in marketing spend was partially offset by an increase in employee costs as a result of higher average headcount.


S&M % of Revenue
44%
41%
1Q24
1Q25

Product development expenses were $84 million in the first quarter of 2025, down 8% from the first quarter of 2024. The decrease was mainly driven by lower employee costs as a result of lower average headcount and capitalization of more employee costs.


PD % of Revenue
27%
23%
1Q24
1Q25

General and administrative expenses were $52 million in the first quarter of 2025, up 14% from the first quarter of 2024. The increase was primarily driven by expenses incurred in connection with an indemnification obligation assumed in the RepairPal acquisition as well as higher employee costs driven by higher cost of labor. These increases were partially offset by a decrease in the provision for credit losses primarily due to the release of a higher amount of bad debt reserves during the current-year period.


G&A % of Revenue
14%
14%*
1Q24
1Q25

*Includes expenses related to acquired indemnification obligation of $5 million

Total costs and expenses were $329 million in the first quarter of 2025, up 2% from $322 million in the first quarter of 2024.

13
23
Yelp Q1 2025

Other income, net was $6 million in the first quarter of 2025, down 25% from the first quarter of 2024. The decrease was primarily driven by lower interest income as a result of lower cash, cash equivalents and marketable securities balances and lower federal interest rates.

Provision for income taxes was $11 million in the first quarter of 2025, compared to $5 million in the first quarter of 2024. The increase was primarily due to an increase in profit before tax as well as an increase in the discrete tax expense primarily related to stock-based compensation.

Net income was $24 million in the first quarter of 2025 compared to $14 million in the first quarter of 2024. Net income margin increased three percentage points from the first quarter of 2024 to 7% in the first quarter of 2025.

Diluted net income per share was $0.36 in the first quarter of 2025, up from $0.20 in the first quarter of 2024, primarily reflecting the increase in net income.

Adjusted EBITDA was $85 million in the first quarter of 2025, a 32% increase from $64 million in the first quarter of 2024. Adjusted EBITDA margin increased to 24% in the first quarter of 2025 from 19% in the first quarter of 2024.

Balance sheet and cash flow

At the end of March 2025, **we held $324 million in cash, cash equivalents and marketable securities on our condensed consolidated balance sheet, with no debt.**



Net Income
+72%
$14M
$24M
Margin
4%
7%
1Q24
1Q25



Adjusted EBITDA
+32%
$64M
$85M
Margin
19%
24%
1Q24
1Q25

14
23
Yelp Q1 2025

Ye lp Q 1 20 25 15 23 Business Outlook When we provided our initial outlook range in February, we noted that there were considerable macroeconomic and policy uncertainties. Since then, we delivered a strong first quarter, with results exceeding our own expectations. At the same time, macro uncertainties have increased. We believe this caused some advertisers to maintain steady spend in April, a month when we typically see increases in budgets. Despite this, signals in early May have been encouraging. As a result of these factors, we currently expect second quarter net revenue will be in the range of $362 million to $367 million. For the full year, we are modestly widening our range with net revenue now expected to be between $1.465 billion and $1.485 billion. While our performance-based ad platform has proven resilient in previous periods of macroeconomic pressure, our guidance does not reflect a substantial decline in economic conditions. Turning to margin, we expect expenses to increase modestly for the remainder of the year, primarily driven by cost of revenue. In addition, we expect our efforts to reduce SBC will act as a headwind to adjusted EBITDA as we move throughout the year, but will not impact net income. As a result, we expect second quarter adjusted EBITDA will be in the range of $84 million to $89 million. Balancing our first quarter outperformance with heightened macro uncertainties, we are also widening our range and now expect full year adjusted EBITDA to be between $345 million and $365 million. $358M Adjusted EBITDA Outlook 2024 2025E $345M-$365M * Yelp has not reconciled its Adjusted EBITDA outlook to Net income (loss) under GAAP because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. 2024 2025E $1.412B $1.465B-$1.485B Net Revenue Outlook Second Quarter 2025 Full Year 2025 Net revenue $362M to $367M $1.465B to $1.485B Adjusted EBITDA* $84M to $89M $345M to $365M Stock-based compensation expense as a % of Net revenue ~10% ~9% Depreciation and amortization as a % of Net revenue ~3% ~3%

Ye lp Q 1 20 25 16 23 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PST to discuss the first quarter 2025 financial results and outlook for the second quarter and full year 2025. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.

Ye lp Q 1 20 25 17 23 Condensed Consolidated Balance Sheets (In thousands; unaudited) March 31, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $ 222,028 $ 217,325 Short-term marketable securities 102,384 100,581 Accounts receivable, net 158,178 155,325 Prepaid expenses and other current assets 45,121 43,648 Total current assets 527,711 516,879 Property, equipment and software, net 79,238 75,669 Operating lease right-of-use assets 20,848 24,112 Goodwill 133,809 130,980 Intangibles, net 56,395 58,787 Other non-current assets 167,202 177,140 Total assets $ 985,203 $ 983,567 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 163,640 $ 131,322 Operating lease liabilities — current 13,107 20,679 Deferred revenue 5,647 2,973 Total current liabilities 182,394 154,974 Operating lease liabilities — long-term 20,403 22,470 Other long-term liabilities 54,388 62,154 Total liabilities 257,185 239,598 Stockholders’ equity: Common stock — — Additional paid-in capital 1,923,554 1,903,598 Treasury stock (1,580) (3,909) Accumulated other comprehensive loss (12,864) (15,431) Accumulated deficit (1,181,092) (1,140,289) Total stockholders’ equity 728,018 743,969 Total liabilities and stockholders’ equity $ 985,203 $ 983,567

Ye lp Q 1 20 25 18 23 Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited) Three Months Ended March 31, 2025 2024 Net revenue $ 358,534 $ 332,752 Costs and expenses: Cost of revenue1 34,828 27,355 Sales and marketing1 146,284 147,791 Product development1 83,905 91,227 General and administrative1 51,707 45,232 Depreciation and amortization 12,350 9,930 Total costs and expenses 329,074 321,535 Income from operations 29,460 11,217 Other income, net 5,771 7,724 Income before income taxes 35,231 18,941 Provision for income taxes 10,840 4,787 Net income attributable to common stockholders $ 24,391 $ 14,154 Net income per share attributable to common stockholders: Basic $ 0.37 $ 0.21 Diluted $ 0.36 $ 0.20 Weighted-average shares used to compute net income per share attributable to common stockholders: Basic 65,261 68,559 Diluted 67,324 72,247 1 Includes stock-based compensation expense as follows: Three Months Ended March 31, 2025 2024 Cost of revenue $ 1,171 $ 1,401 Sales and marketing 7,639 8,699 Product development 19,409 23,653 General and administrative 9,250 8,957 Total stock-based compensation $ 37,469 $ 42,710

Ye lp Q 1 20 25 19 23 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Three Months Ended March 31, 2025 2024 Operating Activities Net income $ 24,391 $ 14,154 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 12,350 9,930 Provision for credit losses 10,559 11,645 Stock-based compensation 37,469 42,710 Amortization of right-of-use assets 3,440 3,861 Deferred income taxes 3,287 (1,976) Amortization of deferred contract cost 6,013 6,151 Other adjustments, net 1,252 161 Changes in operating assets and liabilities: Accounts receivable (13,998) (13,183) Prepaid expenses and other assets (617) (5,056) Operating lease liabilities (9,902) (9,713) Accounts payable, accrued liabilities and other liabilities 23,751 14,171 Net cash provided by operating activities 97,995 72,855 Investing Activities Purchases of marketable securities — available-for-sale (15,134) (22,419) Sales and maturities of marketable securities — available-for-sale 13,610 25,395 Purchases of other investments — (2,500) Purchases of property, equipment and software (10,531) (6,987) Other investing activities 52 109 Net cash used in investing activities (12,003) (6,402) Financing Activities Proceeds from issuance of common stock for employee stock-based plans 273 548 Taxes paid related to the net share settlement of equity awards (19,486) (21,882) Repurchases of common stock (62,500) (62,500) Net cash used in financing activities (81,713) (83,834) Effect of exchange rate changes on cash, cash equivalents and restricted cash 652 (485) Change in cash, cash equivalents and restricted cash 4,931 (17,866) Cash, cash equivalents and restricted cash — Beginning of period 217,682 314,002 Cash, cash equivalents and restricted cash — End of period $ 222,613 $ 296,136

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited)

	Three Months Ended March 31,	
	2025	2024
Reconciliation of Net Income to Adjusted EBITDA:		
Net income	$ 24,391	$ 14,154
Provision for income taxes	10,840	4,787
Other income, net	(5,771)	(7,724)
Depreciation and amortization	12,350	9,930
Stock-based compensation	37,469	42,710
Expenses related to acquired indemnification obligation[1,2]	5,126	—
Acquisition and integration costs[1]	539	—
Fees related to shareholder activism[1]	—	599
Adjusted EBITDA	**$ 84,944**	**$ 64,456**
Net revenue	$ 358,534	$ 332,752
Net income margin	7 %	4 %
Adjusted EBITDA margin	24 %	19 %

[1] Recorded within general and administrative expenses on our condensed consolidated statements of operations.

[2] Represents expenses recorded in connection with an indemnification obligation assumed in the RepairPal acquisition, which we do not consider to be part of our ongoing operations. We expect to be indemnified for such expenses and will also exclude any such amounts from adjusted EBITDA.

	Three Months Ended March 31,	
	2025	2024
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:		
Net cash provided by operating activities	$ 97,995	$ 72,855
Purchases of property, equipment and software	(10,531)	(6,987)
Free cash flow	**$ 87,464**	**$ 65,868**
Net cash used in investing activities	$ (12,003)	$ (6,402)
Net cash used in financing activities	$ (81,713)	$ (83,834)

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Yelp Q1 2025

Key Financial and Operational Metrics (In thousands, except for percentages; unaudited)

	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
Advertising Revenue by Category													
Services[1]	$160,263	$174,298	$180,957	$178,292	$183,520	$200,274	$206,178	$203,140	$203,288	$222,955	$228,009	$224,840	$231,576
Restaurants, Retail & Other[2]	$102,974	$109,220	$112,707	$115,692	$113,623	$121,698	$123,854	$124,231	$114,350	$118,383	$116,397	$120,798	$110,425
Total Advertising Revenue	$263,237	$283,518	$293,664	$293,984	$297,143	$321,972	$330,032	$327,371	$317,638	$341,338	$344,406	$345,638	$342,001
Paying Advertising Locations by Category[3]													
Services[4]	223	232	238	231	238	238	235	245	252	254	252	250	261
Restaurants, Retail & Other[2]	323	337	334	314	316	325	326	299	278	277	272	271	256
Total Paying Advertising Locations	546	569	572	545	554	563	561	544	530	531	524	521	517
Year-over-Year Percentage Change in Ad Clicks & Average CPC													
Ad Clicks[5]	4%	-11%	-15%	-7%	1%	0%	9%	9%	8%	9%	2%	5%	-3%
Average CPC[6]	17%	32%	36%	23%	14%	14%	4%	4%	-1%	-1%	3%	0%	9%

[1] Includes Home, Local, Auto, Professional, Pets, Real Estate, Financial and Event Services categories

[2] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[3] On a monthly average basis

[4] As of the first quarter of 2025, includes business locations from which RepairPal recognized revenue

[5] Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-a-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[6] We define Average CPC as revenue from our performance-based ad products — excluding revenue from our advertising partnerships as well as certain revenue adjustments that do not impact the outcome of an auction for an individual ad click, such as refunds — divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Financial Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at yelp-ir.com or the SEC's website at sec.gov.

21/23
Yelp Q1 2025

Ye lp Q 1 20 25 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which is a “non-GAAP financial measure.” We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as expenses related to acquired indemnification obligations, acquisition and integration costs, fees related to shareholder activism and other items that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as cash flow from operating activities, less cash used for purchases of property, equipment and software. Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with GAAP. In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by (used in) operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements; > Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp’s working capital needs; > Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation; > Adjusted EBITDA does not take into account certain income and expense items, such as expenses related to acquired indemnification obligations, acquisition and integration costs and fees related to shareholder activism, or other costs that management determines are not indicative of our ongoing operating performance; > Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and > other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures. Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries, that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: Yelp’s expected financial results; Yelp’s plans and ability to drive profitable growth in 2025 and the long term as well as to capture demand across advertising categories; Yelp’s plans for and ability to execute on its strategic initiatives as well as the expected results thereof; Yelp’s product roadmap and planned investments therein, as well as its opportunities to drive growth through such product roadmap; Yelp’s plans for strategic acquisitions, the impact of such acquisitions and their expected benefits; Yelp’s plans regarding the integration of AI and LLMs into its existing and new product offerings; Yelp’s expectations regarding headcount; Yelp’s plans to reduce SBC expense as a percentage of revenue and the expected benefits therefrom; Yelp’s expectations regarding its share repurchase program; and Yelp’s expectations with respect to trends that will continue to impact its results of operations. 22 23

Ye lp Q 1 20 25 Yelp’s actual results could differ materially from those predicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > macroeconomic uncertainty — including related to inflation, interest rates, tariffs, labor and supply chain issues, as well as severe weather events — and its effect on consumer behavior, user activity and advertiser spending; > the prevalence of seasonal respiratory illnesses, impact of fears or actual outbreaks of disease and any resulting changes in consumer behavior, economic conditions or governmental actions; > Yelp’s ability to maintain and expand its base of advertisers, particularly if advertiser turnover substantially worsens and/or consumer demand significantly degrades; > Yelp’s ability to successfully manage acquisitions of new businesses, solutions or technologies, such as RepairPal, and to successfully integrate those businesses, solutions or technologies; > the default by any subtenants on their rental payment obligations under the subleases entered into in connection with Yelp’s reduction of its office space; > Yelp’s ability to drive continued growth through its strategic initiatives; > Yelp’s ability to continue to effectively operate with a primarily remote work force and attract and retain key talent; > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate and maintain sufficient high-quality content from its users; > potential strategic opportunities and Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as its ability to monetize such acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > maintaining a strong brand and managing negative publicity that may arise; and > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at yelp-ir.com or the SEC’s website at sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements. 23 23